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                    February 8, 2023

       Hayden Brown
       President and Chief Executive Officer
       Upwork Inc.
       475 Brannan Street, Suite 430
       San Francisco, California 94107

                                                        Re: Upwork Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 15,
2022
                                                            File No. 001-38678

       Dear Hayden Brown:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Brian Levey